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                                                                 EXHIBIT 10.21


                           NOBLE DRILLING CORPORATION
                            SHORT TERM INCENTIVE PLAN

                              Revised: April 1996*



PURPOSE

The success of Noble Drilling Corporation ("Noble Drilling") and its subsidiaries (collectively, unless the context otherwise requires, the "Company") is a result of the collective efforts of all employees. Each position within the Company has the ability to make a positive contribution to key factors making up the components used to measure a successful year. Those components include factors such as: Increase in Shareholder Value, Cash Flow from Operations, Major New Contracts/Operating Days, Net Income and Safety. In order to intensify each employee's attention on available opportunities to increase revenues, control costs and seek out profitable ventures, the Company maintains a bonus program that rewards employees for successful achievement of specific goals. It is management's belief that shareholders will benefit from the creation of an environment that ties employee compensation to the success of the Company.

PARTICIPATION AND ELIGIBILITY

The bonus plan covers all full-time employees in salary classifications 18 and higher who have completed one year of service at the close of the bonus plan year, which will be a calendar year. The bonus earned by employees with less than two full years of service will be adjusted based upon the number of full months employed compared to twenty-four months. Additionally, no bonus payments will be made for partial year's service; the eligibility will be determined from the employee roster at the close of the bonus plan year.

STRUCTURE
TARGET BONUS

The target bonus amount shall be determined on an aggregate basis for each division and department. The target bonus shall be the base salary at year end of eligible employees multiplied times the appropriate percentage factor assigned to the salary classification. Salary classifications and target bonus factors are as follows:

      Salary Classification(1)           Target Factor
      ------------------------           -------------
         18N through 23N                       15%
         24N through 25N                       20%
         26N through 27N                       25%
         28N through 32N                       30%
         30C through 32C                       30%
         33C through 36C                       35%
         37C                                   70%

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(1)  There is some grade classification variance by division.

 *   Established 1977.

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GOALS

At the end of each year, the total bonus pool will be determined by the Board of Directors, considering target bonus levels, the Board's assessment of overall company results, and attainment of specific, predetermined division or corporate goals. Goals in the following categories will be recommended each year by the Chief Executive Officer of Noble Drilling and approved by the Board of Directors for the corporation and for each division. The percentage weighting assigned to each goal shall be as follows subject to annual review by the Board of Directors.

         Corporate Goals                                    Assigned Weight
         ---------------                                    ---------------
         1.       Increase shareholder value                      30%
         2.       Budgeted cash flow from operations              30%
         3.       Major new contracts(2)/operating days           20%
         4.       Budgeted net income                             10%
         5.       Safety results                                  10%

         Division Goals                                     Assigned Weight
         --------------                                     ---------------
         (Gulf Coast Land, Gulf Coast Marine, Canada,
           Nigeria, Venezuela, Middle East and Zaire)

         1.       Budgeted cash flow                              35%
         2.       Budgeted total daily operating costs            35%
         3.       Budgeted capital expenditures                   10%
         4.       Safety results                                  10%
         5.       Rig maintenance and appearance                  10%

* Rig Managers in land divisions and Assistant Rig Managers in all divisions will be in a special 10% bonus category. Platform Superintendents and Toolpushers in the U.K. division will be in a special 5% bonus category.

         U.K. and Triton Goals                              Assigned Weight
         ---------------------                              ---------------
         1.       Budgeted net income                             80%
         2.       Safety results                                  20%

The goal weighting percentage will be used in measuring overall performance, considering measurement of actual results measured against the goal for each factor. The adjustment to the goal weighting will be based upon the following schedule.

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(2) Defined: One (1) year contract with a 20% internal rate of return,
    $8.5 million in revenue - applicable to international divisions.

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         Goal Achievement Range                    Adjustment Factor
         ----------------------                    -----------------
         Greater than 135%                               2.00
         126--135%                                       1.75
         116--125%                                       1.50
         106--115%                                       1.25
          96--105%                                       1.00
          86-- 95%                                        .75
          76-- 85%                                        .50
         Less than 75%                                    .00

The target bonus for corporate employees will be adjusted to reflect the combined percentage of achievement of all assigned corporate goals. The target bonus for division employees will be adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 50 percent for division goal achievement and 50 percent for corporate goal achievement. Accordingly, the bonus payable to division employees is dependent on the level of achievement of both division and corporate goals. The dollar amount of the bonus payable, if any, will be calculated using the target bonus amount times the applicable multiplier determined under the following adjustment schedule:

             Combined                               Target Bonus
         Goal Achievement                              Payable
         ----------------                           ------------
         Greater than 160%                               2.00
         141--160%                                       1.75
         131--140%                                       1.50
         121--130%                                       1.40
         106--120%                                       1.20
          96--105%                                       1.00
          76-- 95%                                        .75
          66-- 75%                                        .25
         Below 65%                                        .00

BONUS ALLOCATION

Each division manager, department head and operating committee member shall receive a bonus (assuming a bonus is payable) as calculated using the target bonus times the applicable multiplier. The remaining bonus pool shall be allocated to eligible employees within the division or department based upon merit. Deviation above or below the target bonus percent must be justified in writing by the employee's supervisor. Division managers and department heads shall submit the allocated bonus listing to the Chief Executive Officer of Noble Drilling for review and approval. All bonus calculations, allocations and recommendations are subject to review and approval by the Compensation Committee of the Board of Directors.


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GOAL FLEXIBILITY

It is intended that the total bonus pool will reflect the best judgment of the Board of Directors in determining overall Company performance for the year. In determining overall Company performance, the Board will consider the Company's performance in relation to the pre-determined goals and market conditions. However, because the goals are established in November/December of the preceding plan year, some consideration to subsequent budget revisions may be given. It is expected that the Company will prepare budgets and forecasts in March/April of the plan year. If such budgets have substantially changed due to subsequent events, then the Chief Executive Officer of Noble Drilling shall, at his discretion, submit revised goals to the Board of Directors of Noble Drilling for its approval. Revision to the goals can be considered subsequent to April at the Board's discretion.


CORPORATE WILL NOT BE ELIGIBLE TO RECEIVE BONUSES UNDER THE STIP UNLESS POSITIVE NET EARNINGS ARE ACHIEVED.


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